Exhibit 99.1

Antero Announces Closing of Water Business Dropdown Transaction and Private Placement of Common Units

Denver, Colorado, September 24, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) jointly announced today the closing of the previously announced $1.05 billion water business drop down transaction, private placement of 12,898,000 Antero Midstream common units to a group of institutional investors, and net issuance of 10,988,421 Antero Midstream common units to Antero Resources.

Transaction Summary

In connection with the $1.05 billion transaction, the Partnership paid Antero Resources $552 million in cash and issued 23,886,421 common units representing limited partner interests in the Partnership to Antero Resources.  Additionally, gross proceeds of $243 million from the Partnership’s private issuance of 12,898,000 common units have been paid to Antero Resources while the 23,886,421 of common units issued to Antero Resources has been reduced by the 12,898,000 common units issued in the private placement. Antero Resources now owns 116,870,335 combined common and subordinated units, representing approximately 66.5% of the outstanding limited partner interests in Antero Midstream.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above.

Transaction Highlights and Impact — Antero Midstream

The transaction is expected to be accretive to distributable cash flow per unit and the purchase price represents an 8.5x to 9.0x multiple on projected 2016 EBITDA for the water business. The Partnership’s credit facility capacity was increased by $500 million to a total of $1.5 billion with the completion of the transaction. Pro-forma for the transaction, Antero Midstream would have had $439 million in total debt and almost $1.1 billion of availability under its revolving credit facility as of June 30, 2015.

Antero Midstream Pro Forma Debt Capitalization

	(in thousands)
	Historical	Pro Forma	Pro Forma
	June 30, 2015	Adjustments	June 30, 2015

Cash and cash equivalents	$112,867	$(112,867)	$—

Revolving credit facility	$—	$439,583	$439,583
Total debt	$—	$439,583	$439,583

Transaction Highlights and Impact — Antero Resources

The total cash consideration paid by Antero Midstream to Antero Resources was $794 million plus a total of $250 million of potential earn out payments at the end of 2019 and 2020, contingent on meeting specific average fresh water delivery volume thresholds. Transaction proceeds have been used by Antero Resources to repay revolving credit facility borrowings. On a standalone basis, and pro forma for the transaction, Antero Resources would have had approximately $3.7 billion of total debt and $3.2 billion of liquidity as of June 30, 2015.

Antero Resources Standalone Pro Forma Debt Capitalization

	(in thousands)
	Historical	Pro Forma	Pro Forma
	June 30, 2015	Adjustments	June 30, 2015

Cash and cash equivalents	$30,419	$—	$30,419

Revolving credit facility	$1,118,000	$(793,626)	$324,374
Senior notes	3,382,038	—	3,382,038
Total debt	$4,500,038	$(793,626)	$3,706,412

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression, as well as integrated water assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Partnership’s website is located at www.anteromidstream.com.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.